Exhibit 5.1


                      RICHARDSON & PATEL LLP
                     10900 Wilshire Boulevard
                            Suite 500
                  Los Angeles, California 90024
                     Telephone (310) 208-1183
                     Facsimile (310) 208-1154


                        September 26, 2005

iMedia Interanational, Inc.
1721 21st Street
Santa Monica, California 90404

      Re:  Registration Statement on Form SB-2

Gentlemen:

      We have acted as counsel for iMedia International, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended ("Act"), relating to the sale of up to 54,500,488 shares of common stock offered for public resale by certain selling security holders, consisting of (i) up to 5,159,334 shares of common stock (the "Common Shares"); (ii) up to 22,978,750 shares of common stock reserved for issuance upon conversion of the Series A 6% Convertible Preferred Stock and the Series B 6% Convertible Preferred Stock (the "Preferred Shares"); and (iii) up 26,362,404 shares of common stock issuable upon exercise of warrants (the "Warrant Shares"). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

     In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended, (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

     Based upon the foregoing, we are of the opinion that (i) the Common Shares issued by the Company which are included in this Registration Statement are validly issued, fully paid and nonassessable; and (ii) the Warrant Shares and the Preferred Shares have been duly authorized and, when issued against payment of the requisite exercise price or upon conversion, as applicable, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.


                                        RICHARDSON & PATEL LLP

                                        /s/ Richardson & Patel LLP